Exhibit 3.58

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WELLS REIT II – OPUS/FINLEY PORTFOLIO, LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF JULY, A.D. 2004, AT 1:40 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State
3826314 8100	AUTHENTICATION:	3222700
040502395	DATE:	07–09–04

CERTIFICATE OF FORMATION

OF

WELLS REIT II - OPUS/FINLEY PORTFOLIO, LLC

1.	The name of the limited liability company is Wells REIT II - Opus/Finley Portfolio, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Wells REIT II - Opus/Finley Portfolio, LLC this 7th day of July, 2004.

Laura E. Robertson An Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:57 PM 07/08/2004 FILED 01:40 PM 07/08/2004 SRV 040502395 – 3826314 FILE